Exhibit 10.3

DigiSpace Holdings, Inc.
548 Market Street, Suite 18224
San Francisco, California, 94104
Telephone (604) 313-9344

August 3, 2011

Mr. Amish Shah, Mr. Jose Rivera
and DigiSpace Solutions LLC
2534 State Street, Suite 436,
San Diego, California 92101

Dear Amish and Jose:

Re: Proposed acquisition of DigiSpace Solutions, LLC by DigiSpace Holdings, Inc.

This letter of intent confirms our recent discussions with respect to the proposed acquisition (the “Acquisition”) from Amish Shah and Jose Rivera (collectively, the “Vendors”) of all the Vendors’ shares of DigiSpace Solutions, LLC (“DigiSpace Solutions”), a privately held California limited liability company having its principal offices in San Diego, California by DigiSpace Holdings, Inc. (the “Purchaser”), a Nevada corporation having an office in San Francisco, California, in exchange for the consideration and pursuant to the terms and conditions set out in this letter of intent. The parties acknowledge that the Purchaser is a wholly owned subsidiary of Bitzio, Inc., a Nevada corporation whose common stock is quoted for trading on the OTC Bulletin Board, shares of which corporation are intended to be given as consideration for the Acquisition. It has been the objective of our discussions to execute and carry out as soon as practical a definitive agreement (the “Agreement”) between the Purchaser and the Vendors that, among other things, would provide for the various matters set out below.

1.	Acquisition.

1.01
The Purchaser will acquire all of the issued and outstanding membership interests of DigiSpace Solutions on or before August 22, 2011 (the “Closing Date”).  The parties will use their best efforts to accelerate the closing date but agree that the Closing Date will be no later than August 22, 2010. It is contemplated that the Acquisition will be accomplished by a triangular merger or other form as depicted in the Agreement.  Following the Acquisition, DigiSpace Solutions will become the wholly owned subsidiary of the Purchaser.

1.02
Upon execution of this letter of intent and the parties agreeing to the terms set forth herein, the parties will take all reasonable actions to facilitate the proposed transaction and cause to be prepared the Agreement and all other necessary documentation required for consummation of the transactions contemplated in this letter of intent.  The parties agree that the Agreement will be entered as soon as practical but no later than August 22, 2011.

1.03
It is the intent of the parties that the Acquisition and the consummation of the transactions contemplated in this letter of intent will be subject only to the fulfillment of the terms and conditions set forth herein and in the Agreement.

2.	Consideration.

2.01	As consideration for the Acquisition and the representations, warranties and covenants of the Vendors as set out in this letter of intent, the Purchaser will pay to the Vendors:

a)
Two Hundred Thousand U.S. Dollars ($200,000.00) cash payable in twelve (12) monthly installments each in the amount of Sixteen Thousand Six Hundred Sixty-Six U.S. Dollars and Sixty-Seven Cents ($16,666.67) commencing on or before the Closing Date, and

b)
on or before the date that is ten business days following the Closing Date, options (the “Options”) to purchase 1,000,000 shares (the “Shares”) of the common stock of Bitzio, Inc. at a price of $0.45 per such Share until the date that is five (5) years following the Closing Date.

2.02	All Options and Shares will be deemed “restricted securities” as defined by Rule 144 of the Securities Act of 1933, as amended.

3.	Consents.

3.01
Upon execution of this letter of intent, the Purchaser will immediately take the necessary and appropriate actions to authorize the Acquisition, and the Vendors will cause DigiSpace Solutions and all of its members to take the necessary and appropriate actions immediately to consummate the Acquisition, including shareholder and member approval if required.  Further, the Purchaser and Vendors will each take whatever other actions reasonably necessary by each respective party in order to carry out the transactions anticipated in this letter of intent.

4.	Representations of the Purchaser.

4.01	The Purchaser hereby represents and warrants to the Vendors as follows:

a)
The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the authority to execute this letter of intent and to be bound by the terms and conditions hereof and to enter into and be bound by the Agreement.

b)	The Purchaser will obtain prior to the Closing Date, all necessary corporate actions required for the execution of this letter of intent.

c)
Prior to the Closing Date and execution of the Agreement, the Purchaser will not enter into any material contract or agreement with any other person or entity that may affect the terms or materiality of this letter of intent without the express written consent of the Vendors.

d)	The Purchaser will provide such other representations and warranties in the Agreement as are customary in a transaction of this nature.

5.	Representations of the Vendors.

5.01	The Vendors and DigiSpace Solutions hereby represent and warrant to the Purchaser as follows:

a)
DigiSpace Solutions is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and it and the Vendors have the authority to execute this letter of intent and to be bound by the terms and conditions hereof and to enter into and be bound by the Agreement.

b)	The Vendors and DigiSpace Solutions will obtain prior to the Closing Date, all necessary actions required for the execution of this letter of intent.

c)
Prior to the Closing Date and the execution of the Agreement, the Vendors and DigiSpace Solutions will not enter into any material contract or agreement with any other person or entity that may affect DigiSpace Solutions or the terms or materiality of this letter of intent without the express written consent of the Purchaser.

d)
DigiSpace Solutions has good and marketable title to all assets, properties, technology, subsidiaries, intellectual property, contracts and business arrangements as set forth in its financial statements and other documents provided to or to be provided to the Purchaser and that any and all liens, mortgages or encumbrances against said assets or other debts and liabilities are duly and completely disclosed in writing to the Purchaser.

e)
The Vendors are the sole members of record and sole beneficial owners of DigiSpace Solutions and no person, firm or corporation other than the Purchaser has any agreement or right capable of becoming an agreement for the acquisition of an interest in DigiSpace Solutions, and to the Vendors’ knowledge there is no basis for and there are no actions, suits, judgements, investigations or proceedings outstanding or pending or threatened, or charges, liens, encumbrances or obligations which might affect DigiSpace Solutions or the Vendors’ interests in DigiSpace Solutions;

f)
The Vendors and DigiSpace Solutions represent that all representations made in its business plan or other written documents, including representations on the Internet, regarding DigiSpace Solutions’ business, results of operations, financial position, technology, contracts and capabilities are complete and accurate in all material respects.

g)
The unaudited financial statements of DigiSpace Solutions as of and for the periods ended December 31, 2009, December 31, 2010 and April 30, 2011 (the “Financial Statements”) are attached hereto as Schedule “A.”  The Financial Statements, books of account and other financial records of DigiSpace Solutions are in all material respects complete and correct and are maintained in accordance with good business and accounting practices, except for the absence of the liabilities of DigiSpace Solutions listed in Schedule “B” attached hereto. The Vendors acknowledge that a minimum of two years of audited financial information will be required to be filed with the Securities and Exchange Commission within 71 days of the Closing Date.

h)
The Vendors have advised the Purchaser of all of the material information relating to DigiSpace Solutions of which the Vendors have knowledge, and the Vendors are not entering into this letter of intent as a result of material adverse changes not previously disclosed to the Purchaser.

i)
On or before the Closing Date, DigiSpace Solutions will have sold or transferred all of its automobiles. Except as provided for in this section, since April 30, 2011 DigiSpace Solutions has not disposed of and will not dispose of any assets of DigiSpace Solutions outside of the ordinary course of business.

j)	As of the Closing Date, DigiSpace will not have any liabilities, other than:

(i)	liabilities fully and adequately reflected in the Financial Statements as of and for the period ended April 30, 2011 and which liabilities will not exceed $10,000.00; and
(ii)	liabilities payable to the creditors set out in Schedule “B” attached hereto and which liabilities will not exceed the amounts set opposite each such creditor’s name.

To the Vendors’ knowledge, there is no circumstance, condition, event or arrangement which may give rise to any liabilities not in the ordinary course of business.

k)
The Vendors and DigiSpace Solutions have filed all tax, governmental and related forms and reports (or extensions thereof) due or required to be filed in respect of the year ended December 31, 2010 and all taxes and other amounts payable have been paid in full.

l)	The Vendors and DigiSpace Solutions will provide such other representations and warranties in the Agreement as are customary in a transaction of this nature.

6.	Due Diligence.

6.01
From the date hereof, the Vendors will make available to the Purchaser and its agents for review at the Purchaser’s expense, financial statements, books, records and other documents relating to DigiSpace Solutions as the Purchaser and its agents may reasonably request.  The Purchaser and its agents will have the opportunity to meet with DigiSpace Solutions’ accountants and key personnel to discuss the financial and business conditions of DigiSpace Solutions and to make whatever further independent investigation the Purchaser deems necessary and prudent. The Vendors will cooperate with the Purchaser and its agents in providing such documentation and information as the Purchaser may request.  In the event that the transactions contemplated herein are not consummated, the Purchaser will promptly return all financial statements, books, records and other corporate documents to the Vendors.

6.02
On or before the Closing Date, the Purchaser may, at its sole option, elect to not complete the transactions contemplated herein based upon its investigation. If the Purchaser so elects, the Vendors shall refund any monies paid to the Vendors hereunder and the obligations of the parties in this letter of intent shall terminate.

6.03
The Purchaser may, at its expense, cause the Financial Statements to be audited by an independent registered public accountant satisfactory to the Purchaser within 71 days following the Closing Date. The Vendors will cooperate with the Purchaser and its agents in providing such documentation and information as the Purchaser and its agents may request to carry out such audits.

7.	Confidentiality.

7.01
This letter of intent, the Agreement and the terms, conditions and transactions contemplated by such documents, are to be kept confidential by the parties hereto and will not be disclosed to the public or any other party except for any requisite filings to be made with the Securities and Exchange Commission and disclosures to the Purchaser’s stockholders, which may be required, and by an appropriate public press release to be made only by and upon the approval of the Purchaser.

8.	Non-Competition

8.01	Except as provided in section 8.02, neither of the Vendors shall, directly or indirectly, for a period of 18 months after the Closing Date:

a)
be a director, officer, consultant, employee or controlling owner of any corporation or other entity that owns or will own business interests with products or services which are the same or substantially similar to, or in competition with, those of DigiSpace Solutions or any of its affiliates at the Closing Date without the prior written consent of the Purchaser;

b)
directly or indirectly contact or solicit any customers of DigiSpace Solutions or any of its affiliates for the purpose of selling to those customers any products or services which are the same as or substantially similar to, or in competition with, those of DigiSpace Solutions or any of its affiliates at the Closing Date; or

c)
directly or indirectly persuade any officers, employees or contractors of DigiSpace Solutions or any of its affiliates to resign or offer or cause to be offered employment (on the Vendor’s own behalf or on behalf of a third party) to any such officer, employee or contractor.

8.02
Notwithstanding section 8.01, DigiSpace Solutions will grant to the Vendors on the Closing Date a non-exclusive and non-transferrable license to use the software, and underlying technology, owned by DigiSpace Solutions (hereinafter “Software”) as of the Closing Date.

8.03
Notwithstanding section 8.01, DigiSpace Solutions will grant to Jose Rivera (“Rivera”) a non-exclusive and non-transferable license to use the mailing list data (the mailing list data and the Software to be collectively referred to as “licensed materials”) owned by DigiSpace Solutions as of the Closing Date.  Rivera may use all or a portion of such licensed materials to offer services which are the same or substantially similar to, or in competition with, those of DigiSpace Solutions. Rivera acknowledges and agrees that any such services or products will be offered to end users under limited run time licenses for use explicitly in the form designed by Rivera.  Should Rivera wish to sell or transfer any portion of the Software, Rivera agrees to obtain written permission from, and may be required to provide remuneration to, DigiSpace Solutions or its affiliates as set forth in the finalized Agreement.

8.04
Rivera acknowledges and agrees that aspects of the licensed materials, including the data and specific design and structure of individual programs comprising the licensed materials, constitute trade secrets or copyrighted material of DigiSpace Solutions. Rivera agrees not to disclose, provide or otherwise make available such trade secrets or copyrighted material in any form to any third party without the prior written consent of DigiSpace Solutions. Rivera agrees to implement reasonable security measures to protect such trade secrets and copyrighted material. Title to the licensed materials and documentation shall remain solely with DigiSpace Solutions. The licensed materials are provided as is, DigiSpace Solutions provides no warranty that the licensed materials are free of defects in materials or workmanship, and DigiSpace Solutions will not update or repair the licensed materials. Rivera acknowledges and agrees that DigiSpace Solutions is not liable to Rivera for the loss of, or damage to, data; special, incidental, exemplary or indirect damages, or for any economic consequential damages; or lost profits, business, revenue, goodwill, or anticipated savings.

8.05
Notwithstanding, section 8.01, the Purchaser and Bitzio, Inc. acknowledge that Amish Shah (“Shah”) uses and will continue to use his personal mailing list which may contain data that is the same, or substantially similar to, the mailing list data owned by DigiSpace Solutions as of the Closing Date.  Unless otherwise agreed to by the parties, Shah agrees to refrain from utilizing his personal mailing list to offer services which are the same or in direct competition with, those of DigiSpace Solutions and/or Bitzio, Inc.

8.06	DigiSpace Solutions will permit the Vendors to utilize their existing “digispace.com” email addresses for so long as they are employees of, or contractors to, DigiSpace Solutions or its affiliates.

8.07
The parties acknowledge and agree that the restrictions set out in this article 8 are reasonable under the circumstances to protect DigiSpace Solutions’ legitimate business interests and do not oppressively restrain the Vendors. The Vendors acknowledge that a breach by the Vendors of this article 8 may cause irreparable harm to DigiSpace Solutions; therefore, the Purchaser shall be entitled, in addition to any other right or remedy it may have at law, to seek and obtain injunctive relief against the Vendors.

8.08
The parties agree that the restrictions set forth and incorporated in this article 8 are reasonable in order to protect the Purchaser and DigiSpace Solutions.  If any such restrictions shall be deemed to be unenforceable by reason of the extent, duration, geographical scope or other provisions, then the parties contemplate that the court or arbitrator shall reduce such extent, duration, geographical scope or other provisions and enforce this agreement to the fullest extent in its reduced form for all purposes.

9.	General Provisions.

9.01
This letter of intent and the subsequent Agreement related to the Acquisition will be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Nevada, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

9.02	Each party agrees that they will pay their own out-of-pocket expenses incurred in connection with this letter of intent and the subsequent Agreement.

9.03	This letter of intent will not be assignable or transferable by either party hereto.

9.04
Notwithstanding section 9.03 hereof, the Purchaser may dispose of all or any part of its interest in and to this letter of intent to its parent company, Bitzio, Inc., or a majority-owned subsidiary of Bitzio, Inc. (the “Permitted Assignee”) provided that the Permitted Assignee shall, prior to and as a condition precedent to such disposition, deliver to the Vendors its covenant with and to the Vendors that to the extent of the disposition, the Permitted Assignee agrees to be bound by the terms and conditions of this letter of intent as if it had been an original party hereto.

9.05	This letter of intent may be amended in writing and only with the written consent of all parties hereto.

9.06
This letter of intent may be executed in one or more counterparts, each of which will be deemed an original and together will constitute one document. It is further agreed that the delivery by facsimile, e-mail or other recognized electronic medium of an executed counterpart of this letter will be deemed to be an original and will have the full force and effect of an original executed copy.

9.07
This letter of intent constitutes the entire agreement between the parties and supersedes all inconsistent prior agreements and understandings, oral or written, by and between any of the parties with respect to the subject matter of this letter of intent.

If the foregoing accurately reflects our discussion and is in accordance with the understandings of the Purchaser, the Vendors and DigiSpace Solutions, please so indicate by signing this letter of intent and returning it to us at your earliest convenience.  Execution by both parties will constitute a binding agreement between the parties in accordance with the terms hereof.

Yours truly,

DIGISPACE HOLDINGS, INC.

/s/ Gordon C. McDougall
per Gordon C. McDougall, CEO

The foregoing letter of intent is accepted, approved and agreed to this 3rd day of August, 2011 by the undersigned:

/s/ Amish Shah
Amish Shah

/s/ Jose Rivera
Jose Rivera

DIGISPACE SOLUTIONS INC.

/s/ Jose Rivera
Authorized Signatory

Schedule “B”
Liabilities of DigiSpace Solutions Not Included
in the Financial Statements

Description	Amount Payable
Joint venture commissions payable	$250,000.00
Bank of America business loan payable	40,000.00
yMultimedia affiliate commissions payable	80,000.00
Microsoft Corporation lawsuit settlement payable	120,000.00
Nathanial Broughton consulting payable	75,000.00
Total	$565,000.00